Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended October 31, 2009, have been reclassified among the components of net assets as follows:

        Undistributed           Undistributed           Paid-In
        Net Investment          Net Realized            Capital
           Income                 Gain/(Loss)

Janus Balanced Fund
$(37,409,727)                   $7,640,391              $29,769,336
Janus Contrarian Fund
$(949,787)                      $(41,908,067)           $42,857,854
Janus Enterprise Fund
$1,409,602                      $2,233,034,061          $(2,234,443,663)
Janus Flexible Bond Fund
$161,932                        $(372,864)              $210,932
Janus Global Life Sciences Fund
$(445,986)                      $209,990,379            $(209,544,393)
Janus Global Opportunities Fund
$1,175,322                      $(1,171,282)            $(4,040)
Janus Global Research Fund
$4,233                          $(1,310)                $(2,923)
Janus Global Technology Fund
$2,118,054                      $1,396,576,961          $(1,398,695,015)
Janus Government Money Market Fund
$0                              $0                      $0
Janus Growth and Income Fund
$394,134                        $(13,136,568)           $12,742,434
Janus High-Yield Fund
$366,309                        $(833,136)              $466,827
Janus Fund
$1,476,380                      $644,488,963            $(645,965,343)
Perkins Mid-Cap Value Fund
$(15,341,275)                   $(175,993,261)          $191,334,536
Janus Money Market Fund
$3,542                          $(3,542)                $0
Janus Orion Fund
$1,299,290                      $447,051,193            $(448,350,485)
Janus Overseas Fund
$35,180,415                     $(537,594,762)          $502,414,347
Janus Research Fund
$6,888,271                      $1,556,683,637          $(1,563,571,908)
Janus Research Core Fund
$(8,269)                        $(14,927,816)           $14,936,085
INTECH Risk-Managed Core Fund
$11,154                         $(26,415,496)           $26,404,342
Perkins Small-Cap Value Fund
$(8,189,043)                    $(2,829,475)            $11,018,518
Janus Short-Term Bond Fund
$(1,347)                        $1,346                  $1
Janus Smart Portfolio - Conservative
$0                              $0                      $0
Janus Smart Portfolio - Growth
$0                              $1                      $(1)
Janus Smart Portfolio - Moderate
$(399)                          $38                     $361
Janus Triton Fund
$(23,909)                       $(1,385,989)            $1,409,898
Janus Twenty Fund
$17,737,875                     $124,668,383            $(142,406,258)
Janus Venture Fund
$3,795,361                      $24,843,082             $(28,638,443)
Janus Worldwide Fund
$(2,299,993)                    $749,844,277            $(747,544,284)